Pricing Supplement Number: 1 Dated: December 3, 2013 To Prospectus dated January 31, 2012 and Prospectus Supplement dated November 28, 2012	Filed pursuant to Rule 424(b)(2) Registration Number 333-178626

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Fixed Rate Note

Principal Amount:	U.S.$50,000,000.00

Maturity Date:	December 10, 2019

Settlement Date:	December 10, 2013

Date from which Interest Accrues (Issue Date):	December 10, 2013

Trade Date:	December 3, 2013

Interest Payment Dates:	Semi-annually, on June 10 and December 10 of each year

Regular Record Dates:	May 26 or November 25 next preceding such Interest Payment Date or Maturity Date

Interest Rate:	1.85%

Issue Price:	99.927%

Yield to Maturity:	1.863%

Distributor’s Commission or Discount:	None

Net Proceeds to Canada:	U.S.$49,963,500.00

Depositary:	DTC

CUSIP Number:	135087 C28

ISIN:	US135087C289

Common Code:	n/a

Listing:	Luxembourg Stock Exchange

Luxembourg Listing and Paying Agent:	The Bank of New York Mellon (Luxembourg) S.A.

Specified Currency:	U.S. Dollars

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes, as more fully described in the Prospectus Supplement

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note:	DTC Global Note

Syndicated Transaction:	No

Distributor:	Scotia Capital (USA) Inc.

Intended to be held in a manner which would allow Eurosystem Eligibility:	No